Exhibit 99.1

PRESS RELEASE

For Immediate Release

Company Contact:	Investor Relations Contact:

Jagged Peak, Inc.	Jagged Peak, Inc.
Paul Demirdjian	Andrew J. Norstrud
727.499.1717	727.499.1717

JAGGED PEAK REPORTS STRATEGIC REALIGNMENT TO MANAGE GROWTH

CLEARWATER, Fla. – August 1, 2007 — Jagged Peak, Inc. (OTC Bulletin Board: JGPK), a global provider of Enterprise Demand Management solutions, e-Fulfillment, and CRM Execution, announces strategic realignment of its internal organization to position for accelerated growth and better client services. Mr. Andrew Norstrud, Senior Vice President and Chief Financial Officer will immediately have the added responsibility of managing all Information Technology related professional services departments in addition to his duties as Chief Financial Officer.

Paul Demirdjian, Chief Executive Officer of Jagged Peak, says, “We are excited with the current momentum of our sales activities and growth, and to better position our company to handle the growth, maintain and improve quality of our services to our clients, we initiated this realignment. We trust Andrew to provide the necessary oversight and strategic guidance to these departments to accelerate the growth while improving quality of services. Mr. Norstrud has been a key addition to our executive team. Andrew has a highly proactive, result driven approach that will provide the necessary leadership to the professional services departments.”

About Jagged Peak, Inc.

Jagged Peak, Inc. (OTC Bulletin Board: JGPK), is a global provider of Enterprise demand management, CRM execution and e-Fulfillment solutions and services. The company’s flagship product, EDGE (Enterprise Dynamic Global Engine), is a completely Web-based software application that enables companies to control and coordinate distributed orders, inventory, and fulfillment across multiple customers, suppliers, employees, and partners in real time. Founded in 2000, Jagged Peak serves a growing list of global clients in multiple industry segments, including financial services, insurance, pharmaceutical, travel and tourism, automotive, manufacturing, and consumer goods. Deloitte and Touche’s Fast 50/Fast 500 program has recognized Jagged Peak as one of America’s fastest-growing technology companies for four consecutive years (2001-2004). For more information, visit www.jaggedpeak.com.

Forward-Looking Statements

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties. Factors that could cause actual results to differ materially from those predicted in any such forward-looking statement include our ability to continue to lower our costs, our timely development and customers’ acceptance of our transportation products, including acceptance by key customers, pricing pressures, rapid technological changes in the industry, growth of the transportation and third-party logistics market, increased competition, our ability to attract and retain qualified personnel, our ability to identify and successfully consummate future acquisitions, adverse changes in customer order patterns, adverse changes in general economic conditions in the United States and internationally, risks associated with foreign operations, and political and economic uncertainties associated with current world events. These and other risks are detailed from time to time in the Jagged Peak, Inc., periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its report on Form 10-KSB for its fiscal year ended December 29, 2006.

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